Filed Pursuant to Rule 433

Registration No. 333-229627

CSX Corporation

PRICING TERM SHEET

September 3, 2019

$400,000,000 2.400% Notes due 2030 (the “2030 Notes”)

$600,000,000 3.350% Notes due 2049 (the “2049 Notes”)

Issuer:	CSX Corporation

Expected Ratings*:	Baa1 / BBB+

Security:	2.400% Notes due 2030 3.350% Notes due 2049

Size:	2030 Notes: $400,000,000 2049 Notes: $600,000,000

Maturity Dates:	2030 Notes: February 15, 2030 2049 Notes: September 15, 2049

Coupon:	2030 Notes: 2.400% 2049 Notes: 3.350%

Interest Payment Dates:	2030 Notes: February 15 and August 15, commencing February 15, 2020 2049 Notes: March 15 and September 15, commencing March 15, 2020

Price to Public:	2030 Notes: 99.644% 2049 Notes: 99.306%

Benchmark Treasury:	2030 Notes: 1.625% due August 15, 2029 2049 Notes: 2.875% due May 15, 2049

Benchmark Treasury Price and Yield:	2030 Notes: 101-14; 1.469% 2049 Notes: 121-03+; 1.937%

Spread to Benchmark Treasury:	2030 Notes: + 97 bps 2049 Notes: + 145 bps

Yield to Maturity:	2030 Notes: 2.439% 2049 Notes: 3.387%

Make-Whole Call:	2030 Notes: T + 15 bps 2049 Notes: T + 25 bps

Par Call:	2030 Notes: Within three months prior to the maturity date 2049 Notes: Within six months prior to the maturity date

Trade Date:	September 3, 2019

Expected Settlement Date**:	September 12, 2019 (T+7)

CUSIP / ISIN:	2030 Notes: 126408 HQ9 / US126408HQ95 2049 Notes: 126408 HR7 / US126408HR78

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC UBS Securities LLC

Senior Co-Managers:	Barclays Capital Inc. BofA Securities, Inc. Credit Suisse Securities (USA) LLC Mizuho Securities USA LLC

Co-Managers:	PNC Capital Markets LLC The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

**

We expect that delivery of the Notes will be made against payment therefor on or about September 12, 2019, which will be the seventh business day after the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before their date of delivery, by virtue of the fact that the Notes will settle in seven business days, should specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, or UBS Securities LLC toll-free at 1-888-827-7275.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.